Exhibit 99.1

Strong Semiconductor Performance Drives Focus Enhancements Revenue Growth

- Company Announces Preliminary Third Quarter 2006 Revenue and Raises Full Year 2006 Revenue Guidance -

CAMPBELL, CALIF. — October 5, 2006 — Focus Enhancements, Inc. (NASDAQ CM: FCSE), a worldwide leader in video production and conversion technology, announced preliminary revenue results for the third quarter of 2006 and raised its revenue guidance for the full 2006 calendar year.

Third Quarter 2006 Preliminary Revenue

The company now expects total revenue for the third quarter of 2006 to be approximately $11.5 million, compared to prior guidance of approximately $10.0 million given by the company on August 10, 2006. This third quarter 2006 preliminary revenue represents an increase of over 65 percent from the $6.9 million in reported revenue for the third quarter of 2005.

Full Year 2006 Guidance Update

Based upon currently available information, the company is increasing its full year 2006 revenue expectations from approximately $36.0 million to approximately $37.5 million, representing growth of greater than 50 percent compared to full year 2005 reported revenue of $24.6 million. As a result of a significant increase in the Semiconductor Business during the third quarter of 2006, full year Semiconductor Business revenue expected to more than triple to approximately $11 million versus $3.4 million last year. The company now expects semiconductor sales to be approximately 30 percent of 2006 revenue versus 14 percent of 2005 revenue.

“2006 has been a strong year for the portable media player (PMP) market, which bodes well for our Semiconductor Business and led to higher sales during the third quarter. Overall, this allows us to increase our full year revenue guidance,” stated Brett Moyer, president and chief executive officer of Focus Enhancements. “As our partners prepare for the highly anticipated holiday PMP launch, we believe that a successful launch of these PMPs will drive continued revenue growth in 2007.”

These expected results are preliminary and are subject to adjustments and other changes which may occur during the company’s review of its financials in consultation with its audit firm between now and its announcement of final results. There can be no assurance that the company’s final results for the third quarter 2006 will be within the range specified above. Final results for the third quarter ended September 30, 2006 are expected to be reported during the week of November 6, 2006 at which time management will conduct a conference call.

New York and San Francisco Analyst Days
The company will demonstrate its TALARIATM Ultra Wideband (UWB) technology at the following Analyst Days.  To attend, please RSVP to Steve Kuzmic at Lippert / Heilshorn & Associates, Inc. by calling (415) 433-3777 or emailing steve@lhai-sf.com

•                  The New York Analyst Day on October 10th will be held from 4:30 p.m. to 6:30 p.m. EDT at the Palace Hotel, 455 Madison Avenue, in the Hubbard Conference Room on the fourth floor.

•                  The San Francisco Analyst Day on November 2nd will be held at 4:00 p.m. PST at the offices of Lippert / Heilshorn & Associates, Inc., 44 Montgomery Street, Suite 3520.

The same presentation will be given at both events. The New York event will be webcast, podcast and available for replay at www.focusinfo.com.

About Focus Enhancements, Inc.
Focus Enhancements Inc. (NASDAQ CM: FCSE), headquartered in Campbell, CA, is a leading designer of world-class solutions in advanced, proprietary video and wireless video technologies. The company’s Semiconductor Group develops integrated circuits (ICs) for high-performance applications in the video convergence market, including IPTV set-top boxes and portable media players. Focus Enhancements is currently developing a wireless IC chip set based on the WiMedia UWB standard and designed to be compatible with Wireless USB and used in personal computer (PC), consumer electronics (CE), and mobile electronics applications. The company’s Systems Group develops video products for the digital media markets, with customers in the broadcast, video production, digital signage and digital asset management markets. More information on Focus Enhancements may be obtained from the company’s SEC filings, or by visiting the Focus Enhancements home page at http://www.focusinfo.com.

Safe Harbor Statement
Statements in this press release which are not historical, including statements regarding management’s intentions, hopes, expectations, representations, plans or predictions about the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include statements regarding management’s expectations of demand for Focus Enhancements’ products and anticipated revenue. Because these forward-looking statements involve risks and uncertainties, important factors could cause our actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include customers’ acceptance of recently introduced products, changes in customer order pattern and the risk factors specified in the company’s Form 10-K for the year ended December 31, 2005, Form 10-Q for the periods ended March 31, 2006 and June 30, 2006, as well as other filings with the SEC. These statements are based on information as of October 5, 2006, and the company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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Focus Enhancements Investors:
Kirsten Chapman
Lippert/Heilshorn & Assoc.
(415) 433-3777
Kirsten@lhai-sf.com